Exhibit 10.3

October 27, 2011

Lew Boyd

210 Middle Road

Byfield, MA 01922

Dear Lew:

Pursuant to our discussion today, you have agreed to extend the maturity date of your February 11, 2011 Unsecured Promissory Note from its original maturity of August 11, 2011 to March 31, 2012. All other terms and conditions of the February 11, 2011 note shall remain in force. In consideration for this extension, GreenMan will issue you 10,000 additional shares of its common stock. The additional shares of common stock will not be registered under the Securities Act of 1933 and will be subject to each of the restrictions applicable to the shares issued to you in connection with your note, including the restrictions on sale and transfer until April 25, 2012 (six months after the date of this letter).

If you are in agreement, please sign below and return this letter along with your original February 11, 2011 Unsecured Promissory Note to me. Upon receipt, we will issue you a new Unsecured Promissory Note reflecting the new maturity date and the additional shares of common stock.

By signing this letter, you are reaffirming each of your representations, warranties and agreements set forth in your subscription agreement for the original Unsecured Promissory Note.

Please let me know of any questions and once again, thank you for your continued support of GreenMan.

Sincerely,

/s/ Charles E Coppa	/s/ Lew Boyd
Charles E. Coppa	Agreed, Lew Boyd
Chief Financial Officer